CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
INTERNATIONAL SMART SOURCING, INC.

International Smart Sourcing, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members in accordance with Section 141 of the General Corporation Law of the State of Delaware (the “GCL”), adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

“FIRST: The name of the Corporation is: Network 1 Financial Group, Inc.”

SECOND: That, thereafter, in lieu of a meeting and vote of stockholders in accordance with Section 228 of the GCL, written consents signed by the holders of an aggregate of 54.55% of shares of the Corporation’s voting common stock, such percentage being not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, were delivered to the Corporation’s principal place of business.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 9th day of June, 2009.

By:	/s/ David R. E. Hale
(Authorized Officer)
Name: Dave R. E. Hale
Title: President and CEO